March 18, 2024

Chris Guo

RE: Job Title and Compensation Change

Dear Chris:

I am pleased to inform you that in recognition of your performance, you are being moved to the position of Interim Chief Financial Officer. You will report to Bjarne Bergheim, President & CEO.

During this interim period, starting on the date of this letter, your annual base salary will be $300,000.00 which represents an 8.16% increase (less any applicable Federal and State taxes). This change will be reflected in the upcoming pay date of 3/29/24.

In addition, you will continue to be eligible to participate in the Company’s bonus program, which may be amended from time to time, with a target incentive of 40% of your annual base salary (pro-rated as may be necessary to reflect your interim CFO dates). Your actual incentive bonus payout will depend on the achievement of pre-determined objectives and, to the extent applicable, the Compensation Committee’s assessment of your individual performance. To be eligible for the incentive bonus, you must remain employed and in good standing with the Company through the date that the incentive bonus is paid. The incentive bonus will be paid annually, typically by March 15 after the fiscal year for which they are earned.

You will receive a retention bonus of $60,000.00 per the following terms:

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You will receive $40,000.00 payable within 12 months of the Effective Date.
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You will receive the remaining $20,000.00 for [•] within 12 months of the Effective Date.

We value your dedication and contribution to Sonendo and we look forward to your future success. Congratulations on this well-deserved recognition.

Sincerely,

/s/ Roy T. Chen

Roy T. Chen

Chief Talent Officer

Accepted and Agreed:

/s/ Chris Guo 3/18/24

Chris Guo Date